Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

On November 27, 2004, Sino Silver Corp. (“Sino Silver” or the “Registrant”) entered into a Memorandum of Understanding (“MOU”) with Sino-Top Resources & Technologies, Ltd., an entity incorporated under the laws of the People’s Republic of China (“Sino-Top”), and certain affiliated persons, to form a joint venture to participate in the exploration and evaluation, and, if feasible, the mining of silver and other mineral resources at various properties located in the Inner Mongolia region of China.

In January 2005, the parties agreed to form the joint venture. Sino-Top was to contribute to the joint venture all exploratory and licensing rights. Sino Silver was to contribute a total of $1,000,000 in return for a 60% equity interest in Sino-Top. In accordance with the agreements, Sino Silver placed $100,000 in escrow in December 2004, with another $400,000 paid at closing (April 1, 2005), and the balance to be paid in installments over a two-year period. The agreement closed on April 1, 2005.

In order to fund the acquisition, in the first quarter of 2005, the Registrant sold 900,000 shares of its common stock and warrants to purchase up to 900,000 shares of the its common stock, in exchange for $842,500.

There were no significant accounting policy differences or other items which required adjustment in the accompanying unaudited pro forma condensed consolidated financial statements.

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if it had been consummated on December 31, 2004. The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004, gives effect to the acquisition as if it had been consummated on January 1, 2004.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Sino-Top (included herein) as well as those of Sino Silver. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the financial position or results of operations that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that Sino Silver believes are reasonable.

A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying pro forma financial statements. The actual allocation of the purchase price and the resulting effect on income(loss) from operations are not expected to differ significantly from the pro forma amounts included herein. The pro forma adjustments represent Sino Silver’s preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Sino Silver believes to be reasonable. Consequently, the amounts reflected in the unaudited pro forma condensed consolidated financial statements are subject to change.

SINO SILVER CORP.
(A PRE-EXPLORATION STAGE COMPANY)
CONSOLIDATED PRO FORMA BALANCE SHEET
AT DECEMBER 31, 2004
UNAUDITED

	Historical
			Pro Forma
	Sino Silver	Sino Top	Adjustments		PRO FORMA
Assets
Current assets :
			842,500	A
			500,000	B

Cash	$16,895	$13,406	(400,000)	B	$972,801
Accounts receivable	—	48,249			48,249
Advance receivable	2,500	—			2,500
Other	—	1,010			1,010

	19,395	62,665			1,024,560

Property and equipment	—	32,602			32,602
Mine licenses			178,002	B	178,002
Advance to joint venture	100,000	—	(100,000)	B
Due from related party	1,425	—			1,425

Total assets	$120,820	$95,267			$1,236,589

Liabilities
Accounts payable and accrued liabilities	$41,860	$18,015			$59,875
Loan due to former shareholder	—	23,539			23,539
Income taxes payable	—	17,050			17,050
Minority Interest	—	—	214,665	B	214,665

	41,860	58,604			315,129

Shareholders’ equity
Common shares	35,250	—	900	A	36,150
			841,600	A
Additional paid in capital	342,610	120,773	(120,773)	B	1,184,210
Deficit accumulated during the exploration stage	(298,900)	(84,110)	84,110	B	(298,900)

	78,960	36,663			921,460

Total liabilities and shareholders’ equity	$120,820	$95,267			$1,236,589

SINO SILVER CORP.
(AN EXPLORATION STAGE COMPANY)
CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31,2004
UNAUDITED

	Historical
			Pro Forma
	Sino Silver	Sino Top	Adjustments		PRO FORMA
Revenues
Silver sales	$—	$—			$—
License sales	—	65,217			65,217
Prospecting services	—	128,570			128,570

		193,787			193,787

Expenses
Exploration	—	98,532			98,532
Administration and other	169,794	87,199			256,993

	169,794	185,731			355,525

(Loss) income before income taxes and minority interest	(169,794)	8,056			(161,738)
Income tax	—	17,050			17,050

Loss before minority interest	(169,794)	(8,994)			(178,788)
Minority interest	—	—	3,598	C	3,598

Net loss	$(169,794)	$(8,994)			$(175,190)

Net loss per common share:
Basic and diluted	(0.02)				(0.02)

Weighted average shares used in per share calculation	7,439,055		900,000		8,289,005

SINO SILVER CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(A)	This entry is recorded to reflect $842,500 of cash received by Sino Silver from private equity financing that it closed in the first quarter of 2005. The $842,500 was raised through the sale of 900,000 shares of restricted common stock and and warrants exercisable into 900,000 shares of Sino Silver’s restricted common stock. 100,000 warrants expire in January 2007 and have an exercise price of $1.00. 800,000 warrants expire three years from the date of issuance and have an exercise price of $2.00 per share in year one and $2.50 per share in years two and three.

(B)	This entry is recorded to reflect the April 1, 2005 acquisition by Sino Silver of 60% of the assets and certain liabilities of Sino Top Resources & Technologies Ltd (“Sino Top”) by investing cash into Sino-Top. In exchange for the 60% equity interest, Sino Silver agreed to invest USD $1,000,000, of which $500,000 has been paid as of the closing date, in a joint venture with SinoTop to participate in the exploration and evaluation and, if feasible, the development and mining of minerals on properties located in the Erbaohuo Silver District, Inner Mongolia, China. The remaining $500,000 will be accounted for as a step acquisition when the investment is made.

Following is a summary of the net assets acquired:

Purchase price paid at closing	$500,000
Less: book value of equity acquired (including $500,000)	321,998

Purchase price in excess of equity acquired	$178,002

Preliminary allocation of purchase price in excess of 60% equity interest, allocated to mine licenses	$178,002

Mine licenses are renewable annually at minimal cost.

(C)	This entry is recorded to recognize the 40% minority interest for the year ended December 31, 2004.

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